Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

LLOYD HOFFMAN

CHIEF EXECUTIVE OFFICER

This Executive Employment Agreement (this “Agreement”) is made and entered into this 31st day of August, 2016 (the “Effective Date”) by and between Alpha Pro Tech, Ltd. (the “Company”) and Lloyd Hoffman (the “Executive”).

Recital

The Executive has served the Company since November of 1991, and the Company desires to continue to employ the Executive pursuant to the terms and conditions set forth herein; and, the Executive desires to continue to be employed by the Company on such terms and conditions. The Executive has been and will continue to be a key employee of the Company with significant access to confidential information concerning the Company and its business. The disclosure or misuse of such confidential information or the engaging in competitive activities by the Executive would cause substantial harm to the Company.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Term. The Company shall employ the Executive for a term commencing on the Effective Date hereof and continuing until January 1, 2021, unless earlier terminated pursuant to this Section or Section 9 hereof; provided that, on January 1, 2021 and on each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date. If either party elects not to renew this Agreement, such election shall be treated as a termination without Cause (as defined in Section 9 hereof).

2.     Duties. The Executive will initially serve as the Chief Executive Officer of the Company and shall have such duties of an executive nature as the Board of Directors of the Company (the “Board”) shall assign or the Bylaws shall provide.

3.     Full Time; Best Efforts. The Executive shall use the Executive’s best efforts to promote the interests of the Company and shall devote the Executive’s full business time and efforts to its business and affairs. The Executive shall not engage in any other activity which could reasonably be expected to interfere with the performance of the Executive’s duties, services and responsibilities hereunder.

4.    Compensation and Benefits. During the term of Executive’s employment with the Company under this Agreement, the Executive shall be entitled to compensation and benefits as follows:

(a)     Base Salary. The Executive shall receive an annual salary of $500,000 U.S. Dollars (“USD”) (the “Base Salary”). The Base Salary shall be paid in equal installments in accordance with the Company’s then existing payroll practices. Each installment of the Base Salary shall, at the time of payment to the Executive, be converted from USD and shall be paid to the Executive in Canadian Dollars using the Company’s presently existing conversion formula (“Conversion Rate”), which formula is based upon publicly established currency exchange rates. The Base Salary may from time to time be increased, but not decreased, by the Board. The Base Salary shall be increased to $550,000 USD on January 1, 2017 and to $600,000 USD on January 1, 2018.

(b)     Discretionary Bonus. The Executive will be eligible for an annual bonus in the form of cash (which shall be payable in USD and converted at the time of payment using the Conversion Rate), stock options and/or restricted stock (to the extent that such equity awards are available under the Company’s then existing equity incentive plans). The payment of any bonus under this provision shall be within the total discretion of the Board, which discretion shall be exercised by the Board considering the financial performance of the Company and the performance of the Executive during the Company’s preceding fiscal year.

(c)     Benefits. In addition to the Base Salary and any discretionary bonus, the Executive shall be entitled to receive the following benefits that are generally available to the Company’s executive and/or other employees in accordance with the then existing terms and conditions of the Company’s policies:

(1)     Vacation plan or plans in effect from time to time during the period of the Executive’s employment.

(2)     RRSP plan or other retirement savings plan, if any, in effect during the period of the Executive’s employment.

(3)     Health care plan (including Medical Reimbursement Plan), if any, in effect during the period of the Executive’s employment.

(4)     Car allowance for gas, repairs and insurance, if any, in effect during the period of the Executive’s employment.

5.     Confidentiality; Intellectual Property. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and at all times thereafter:

(a)     The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information, except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.

(b)     The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company.

(c)     Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession which contain or relate to Confidential Information.

(d)     All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or in which the Company intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(e)      The Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Executive.

6.     Noncompetition; Nonsolicitation. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and thereafter for two (2) years:

(a)     the Executive will not, directly or indirectly, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or in which the Company plans to engage during or at the time of termination of the Executive’s employment, anywhere in the United States or anywhere else in the world where the Company does business or plans to do business (the “Territory”); provided however, that should a court determine that the Territory to which this Agreement applies is a different Territory, this Agreement shall be effective within the Territory so established; and

(b)     the Executive will not, directly or indirectly: (i) solicit or endeavor to entice away from the Company, or offer employment or any consulting arrangement to, or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one (1) year period immediately prior thereto, employed by, associated with or a consultant to the Company; or, (ii) solicit or endeavor to entice away from the Company or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one (1) year period immediately prior thereto, a customer or client of, supplier to or other party having material business relations with the Company.

7.     Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 5 or 6 herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5 or 6 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 5 or 6 herein. The foregoing provisions and the provisions of Sections 5 or 6 herein shall survive the term of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms. For purposes of Sections 5, 6 and 7 of this Agreement, the term “Company” shall include the Company, each of its affiliated companies, subsidiaries and parent companies, and their respective successors and assigns. In the event there is a breach of this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorney’s fees.

8.     Review of Agreement; Reasonable Restrictions. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 5, 6 and 7 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.

9.     Termination.

(a)     General. The Executive’s employment with the Company may be terminated (i) by notice of nonrenewal of this Agreement pursuant to Section 1 hereof; (ii) at any time by the Company with Cause or without Cause; or (iii) by the Retirement, death or Disability of the Executive, each of which events entitle the Executive to payments pursuant to the terms hereof.

(b)     Definitions. As used herein, the following terms shall have the following meanings:

“Cause” means the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

“Change of Control” means the occurrence of any of the following after the Effective Date:

(i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that, a Change of Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of the Company;

(iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change of Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A (as defined in Section 12 hereof).

“Disability” means illness (mental or physical) or accident which results in the Executive being unable to perform the Executive’s duties as an Executive of the Company for a total of 120 days in any consecutive twelve (12) month period.

“Retirement” means the voluntary resignation of the Executive after the Executive has been an employee of the Company for at least 20 years.

(c)     Effect of Termination for Cause or for Resignation by the Executive Prior to 20 Years of Service. If the Executive’s employment is terminated during the term of this Agreement for Cause or if the Executive resigns prior to reaching twenty years of service for the Company, the Company shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination or resignation except for payments of Base Salary and any benefits that had accrued under Sections 4(a) and 4(c) hereof but had not been paid prior to the date of termination or resignation or that are otherwise payable as a matter of law. Amounts due under this subsection (c) shall be payable in USD and shall be converted at the time of payment to Canadian Dollars using the Conversion Rate. Payment of amounts due under this subsection (c) shall be paid to the Executive, his estate, beneficiary or designee within thirty (30) days of termination of employment.

(d)     Termination without Cause. If the Executive is terminated without Cause during the term of this Agreement, the Company shall pay to the Executive or his designee: (i) payments of Base Salary and any benefits that had accrued under Sections 4(a) or 4(c) hereof but had not been paid prior to the date of termination or that are required to be paid as a matter of law; and (ii) a termination payment which shall be calculated by dividing the Executive’s Base Salary in effect upon the date of termination by 12 and multiplying that number by the number of the Executive’s years of service for the Company. The termination payment shall be paid to the Executive in equal monthly installments commencing thirty (30) days after the date of termination and continuing each month thereafter until such amount has been paid in full. Each monthly installment of a termination payment due under this subsection (d) shall be payable in USD and shall be converted at the time of payment to Canadian Dollars using the Conversion Rate.

(e)      Retirement. If the Executive Retires and is not Disabled, the Executive shall continue to provide services to the Company, either as a consultant or as a representative, as requested by the Company, in the form of advice or to preserve and/or increase the goodwill of the Company. These services shall be performed by the Executive for a period of four (4) years and shall be rendered in a manner consistent with the duties of the Executive pursuant to the terms hereof. The Executive shall be paid for these services on a monthly basis an amount consisting of 40% of the Executive’s Base Salary in effect on the date of Retirement. Each payment due under this subsection (e) shall be payable in USD and shall be converted at the time of payment to Canadian Dollars using the Conversion Rate. The consulting or representative arrangement may only be terminated by the Company for Cause.

(f)     Disability or Death.     If the Executive dies or becomes Disabled during the term of this Agreement, the Company shall pay to the Executive, his estate, beneficiary or other designee: (i) payments of Base Salary and any Benefits that had accrued under Sections 4(a) or 4(c) hereof but had not been paid prior to the date of termination or that are required to be paid as a matter of law; and (ii) a death or disability payment which shall be calculated by dividing the Executive’s Base Salary in effect on the date of death or Disability by 24 and multiplying that number by the number of the Executive’s years of service for the Company. This amount shall be paid to the Executive, his estate, beneficiary or other designee in equal monthly installments commencing thirty (30) days from the date of death or Disability and continuing each month thereafter until such amount has been paid in full. Each payment due under this subsection (f) shall be payable in USD and shall be converted at the time of payment to Canadian Dollars using the Conversion Rate.

(g)     Change of Control.     If there is a Change of Control of the Company and the Executive is terminated in connection with such Change of Control or at any time thereafter during the term of this Agreement, the Company shall pay to the Executive the amount payable for termination without Cause pursuant to Section 9(d) hereof. Such amount shall be paid to the Executive in a lump sum within thirty (30) days after the Change of Control. Any payment due under this subsection (g) shall be payable in USD and shall be converted at the time of payment to Canadian Dollars using the Conversion Rate.

(h)     Conditions to Payment. Except in the case of death or Disability, notwithstanding anything to the contrary contained in this Section, the Company’s obligation to make the payments to the Executive provided for in this Section shall be subject to the following provisions and conditions:

(1)     Release of Claims. The Executive must execute a general release in form and substance acceptable to the Company and shall acknowledge the continued application of Sections 5 and 6 hereof.

(2)     Consequences of Breach. If the Executive breaches the obligations under Sections 5 or 6 of this Agreement, the Company may immediately cease payments and may recover all amounts previously paid to the Executive after the date of such breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

10.     Survival. The provisions of Sections 5 and 6 of this Agreement shall survive the term of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

11.      Enforceability, Etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

12.     Section 409A.

(a)        To the extent that the Internal Revenue Code applies to the Executive, but not otherwise, this Agreement will be administered, interpreted and construed in compliance with Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”), including any exemption thereunder.  With respect to payments, if any, subject to Section 409A (and not excepted therefrom), each such payment is paid as a result of a permissible distribution event, and at a specified time, consistent with Section 409A.  The Executive has no right to, and there shall not be, any acceleration or deferral with respect to payments hereunder.  The Executive acknowledges and agrees that the Company shall not be liable for, and nothing provided or contained in this Agreement will obligate or cause the Company to be liable for, any tax, interest or penalties imposed on the Executive related to or arising with respect to any violation of Section 409A.  For purposes of this Agreement, any reference to “termination of employment”, “termination” or similar reference shall be construed to be a reference to “separation from service” within the meaning of Section 409A.

(b)        Notwithstanding any other provision of this Agreement to the contrary, to the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in Section 409A), and the Executive is a “specified employee” (as defined and determined under Section 409A and any relevant procedures that the Company may establish) at the time of his “separation from service,” then such payment or benefit will not be made or provided to the Executive until the day after the date that is six months following the Executive’s “separation from service,” at which time all payments or benefits that otherwise would have been paid or provided to the Executive under this Agreement during that six-month period, but were not paid or provided because of this clause, will be paid or provided, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period).  This six-month delay will cease to be applicable if the Executive “separates from service” due to death or if the Executive dies before the six-month period has elapsed, in which event any such payments or benefits will be paid or provided to the Executive’s estate as contemplated in Section 9 hereof.

13.     Notices. All notices, demands and communications under this Agreement shall be in writing and shall be deemed to have been duly given and received if (a) delivered personally, (b) mailed, certified mail, return receipt requested, (c) sent by nationally recognized overnight delivery service, or (d) sent via email, fax or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such email, fax or other electronic transmission:

(1)           If to the Executive, to:

Lloyd Hoffman

60 Centurian Drive, Suite 112

Markham, Ontario L3R9R2

Canada

Email: lhoffman@alphaprotech.com

If to the Company, to:

Alpha Pro Tech, Ltd.

60 Centurian Drive, Suite 112

Markham, Ontario L3R9R2

Canada

Telephone: (905) 479-0654

E-mail: amillar@alphaprotech.com

With a copy (which shall

not constitute notice) to:

David B. Anderson

Anderson Weidner, LLC

505 North 20th Street

Financial Center, Suite 1450

Birmingham, AL 35203

Facsimile: (205) 322-3890

Telephone: (205) 324-1230

E-mail: dbanderson@andersonweidner.com

or at such other address as may have been furnished by such person in the other parties in accordance with this Section 13.

14.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its choice of law provisions.

15.     Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

16.     Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not be considered a termination of the Executive’s employment.

17.     Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment.

18.     Counterparts. This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.     No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

20.     Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

22.     Notification of New Employer. In the event that the Executive is no longer an Executive of the Company, the Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s rights and obligations under this Agreement.

This Agreement has been executed and delivered as of the date first above written.

COMPANY

ALPHA PRO TECH, LTD.

By:	/s/ Al Millar
Name: Al Millar
Its: President

EXECUTIVE

/s/Lloyd Hoffman
Lloyd Hoffman